Exhibit 99.3

A L L E N & O V E R Y

Allen & Overy LLP

PAYING AGENCY AGREEMENT

DATED 27TH JUNE, 2005

WT Finance (Aust) Pty Limited

AN 16 108 806 711

Westfield Europe Finance Plc

Registered number 401989

WEA Finance LLC

€600,000,000

3.625 per cent. Guaranteed Notes due 2012

and

£600,000,000

5.50 per cent. Guaranteed Notes due 2017

THIS AGREEMENT is dated 27th June, 2005 and made AMONG:

(1)	WT FINANCE (AUST) PTY LIMITED ABN 16 108806711 (WT Finance);

(2)	WESTFIELD EUROPE FINANCE PLC registered number 401989 (WE Finance);

(3)	WEA FINANCE LLC (WEA Finance, and together with WT Finance and WE Finance, the Issuers);

(4)	WESTFIELD HOLDINGS LIMITED ABN 66 001 671 496 (WHL);

(5)	WESTFIELD MANAGEMENT LIMITED ABN 41 001 670 579 in its capacity as responsible entity and trustee of WESTFIELD TRUST ARSN 090 849 746 (WML);

(6)	WESTFIELD AMERICA MANAGEMENT LIMITED ABN 66 072 780 619 in its capacity as responsible entity and trustee of WESTFIELD AMERICA TRUST ARSN 092 058 449 (WAML and, together with WHL and WML, the Parent Guarantors);

(7)	WESTFIELD FINANCE (AUST) LIMITED ABN 37 093 642 865 (WFA);

(8)	WESTFIELD CAPITAL CORPORATION LIMITED ABN 70 008 589 384 (WCC);

(9)	WCI FINANCE LLC (WCIF);

(10)	WT FINANCE (NZ) LIMITED registered number 1528068 (WTFNZ);

(11)	WESTFIELD TRUST (NZ) LIMITED registered number 934131 (WTNZ);

(12)	WESTFIELD FINANCE (NZ) LIMITED registered number 1527864 (WFNZ);

(13)	WFA FINANCE (AUST) PTY LIMITED ABN 41 108 802 384 (WFAF, together with WFA, WCC, WCIF, WTFNZ, WTNZ and WFNZ, the Subsidiary Guarantors and, together with the other Subsidiary Guarantors and the Parent Guarantors, the Guarantors);

(14)	DEUTSCHE TRUSTEE COMPANY LIMITED (the Trustee);

(15)	DEUTSCHE BANK AG, LONDON BRANCH; and

(16)	DEUTSCHE INTERNATIONAL SERVICES (IRELAND) LIMITED registered number 149528 (DICS(I)L) in its capacity as Irish Paying Agent.

WHEREAS:

(A)	The Issuers have agreed to issue €600,000,000 aggregate principal amount of 3.625 per cent. Guaranteed Notes due 2012 (the € Notes) and £600,000,000 aggregate principal amount of 5.50 per cent. Guaranteed Notes due 2017 (the £ Notes, and together with the € Notes, the Notes which expression shall include, unless the context otherwise requires, any further Notes issued pursuant to Condition 16 of the Notes and forming a single series with the Notes).

(B)	The € Notes are to be constituted by a Trust Deed (the € Trust Deed) dated 27th June, 2005 between the Issuers, the Guarantors and the Trustee and the £ Notes are to be constituted by a Trust Deed (the £ Trust Deed and, together with the € Trust Deed, the Trust Deeds, and each a Trust Deed) dated 27th June, 2005 between the Issuers, the Guarantors and the Trustee.

(C)	The € Notes will be issued in bearer form in denominations of €50,000 and integral multiples of €1,000 thereafter, and the £ Notes will be issued in bearer form in denominations of £50,000 and integral multiples of £1,000 thereafter each with interest coupons (Coupons) attached.

(D)	The € Notes will initially be represented by a temporary Global Note (the Temporary € Global Note) in or substantially in the form set out in Schedule 4 to the relevant Trust Deed which will be exchanged in accordance with its terms for a permanent Global Note (the Permanent € Global Note and, together with the Temporary € Global Note, the € Global Notes) in or substantially in the form also set out in Schedule 5 to the relevant Trust Deed.

(E)	The £ Notes will initially be represented by a temporary Global Note (the Temporary £ Global Note) in or substantially in the form set out in Schedule 4 to the relevant Trust Deed which will be exchanged in accordance with its terms for a permanent Global Note (the Permanent £ Global Note, together with the Temporary £ Global Note, the £ Global Notes, and together with the € Global Notes, the Global Notes) in or substantially in the form also set out in Schedule 5 to the relevant Trust Deed.

(F)	The definitive Notes and Coupons will be in or substantially in the respective forms set out in Schedule 3 to the relevant Trust Deed. The Conditions of the € Notes (the € Conditions) will be in or substantially in the form set out in Schedule 3 to the € Trust Deed. The Conditions of the £ Notes (the £ Conditions and, together with the € Conditions, the Conditions) will be in or substantially in the form also set out in Schedule 3 to the £ Trust Deed.

(G)	Payments in respect of the Notes will be guaranteed by each of the Guarantors in accordance with the terms of the relevant Trust Deed.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	Words and expressions defined in the Conditions and in the Trust Deeds and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement.

1.2	References in this Agreement to principal and/or interest shall include any additional amounts payable pursuant to Condition 8 or any undertakings given in addition to, or in substitution for, Condition 8 of the Notes.

2.	APPOINTMENT OF PAYING AGENTS

Each of the Issuers and the Guarantors and, for the purposes of clause 7 only, the Trustee hereby appoints, on the terms and subject to the conditions of this Agreement:

(a)	Deutsche Bank AG, London Branch as principal paying agent (the Principal Paying Agent) in respect of the Notes; and

(b)	Deutsche International Services (Ireland) Limited as Irish paying agent (the Irish Paying Agent and, together with the Principal Paying Agent, the Paying Agents),

in each case acting at its specified office.

The obligations and duties of the Paying Agents under this Agreement shall be several and not joint.

3.	AUTHENTICATION AND DELIVERY OF NOTES

3.1	The Issuers undertake that the Permanent € Global Note and the Permanent £ Global Note (together, the Permanent Global Notes) (each duly executed on behalf of the Issuers) will be available to be exchanged for interests in the Temporary € Global Note and the Temporary £ Global Note (together, the Temporary Global Notes) in accordance with the terms of the relevant Temporary Global Note.

3.2	If a Global Note is to be exchanged in accordance with its terms for definitive Notes, the Issuers undertake that they will deliver to, or to the order of, the Principal Paying Agent, as soon as reasonably practicable and in any event not later than 15 days before the relevant exchange is due to take place, definitive Notes with Coupons attached in an aggregate principal amount of €600,000,000 or £600,000,000, as applicable, or such lesser amount as is the principal amount of Notes represented by the relevant Global Note, to be issued in exchange for the relevant Permanent Global Note. Each definitive Note so delivered shall be duly executed on behalf of the Issuers.

3.3	The Issuers authorise and instruct the Principal Paying Agent to authenticate the Global Notes and any definitive Notes delivered pursuant to subclause 3.2.

3.4	The Issuers authorise and instruct the Principal Paying Agent to cause interests in the Temporary Global Notes to be exchanged for interests in the Permanent Global Notes and if necessary interests in the Permanent Global Notes to be exchanged for definitive Notes in accordance with their respective terms. Following the exchange of the last interest in a Global Note, the Principal Paying Agent shall cause such Global Note to be cancelled and delivered to the Issuers or as they may direct.

3.5	The Principal Paying Agent shall cause all Notes delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that interests in the Temporary Global Notes are only exchanged for interests in the Permanent Global Notes in accordance with the terms of the relevant Temporary Global Note and this Agreement and that the definitive Notes are issued only in accordance with the terms of the relevant Permanent Global Note, each Trust Deed and this Agreement.

3.6	So long as any of the Notes is outstanding the Principal Paying Agent shall, within seven days of any request by an Issuer, a Guarantor or the Trustee certify to such Issuer or, as the case may be, such Guarantor or the Trustee the number of definitive Notes held by it under this Agreement.

4.	PAYMENT TO THE PRINCIPAL PAYING AGENT

4.1	The Issuers or, failing the Issuers, the Guarantors (in accordance with their obligations under each Trust Deed) shall, not later than 10.00 a.m. (London time) on each date on which any payment of principal and/or interest in respect of any of the Notes becomes due or, if such date is not a Business Day, on the next date that is a Business Day, transfer to accounts specified by the Principal Paying Agent such amounts of euros and/or sterling as shall be sufficient for the purposes of the payment of principal and/or interest in immediately available funds. For the purposes of this subclause 4.1, Business Day means a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York City, London, Dublin and Sydney and which, in the case of payment in euros, is also a TARGET Settlement Day. TARGET Settlement Day means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

4.2	The Issuers or, failing the Issuers, the Guarantors shall ensure that, not later than the second London Business Day immediately preceding the date on which any payment is to be made to the Principal Paying Agent pursuant to subclause 4.1, the Principal Paying Agent shall receive a copy of an irrevocable payment instruction to the bank through which the payment is to be made. For the purposes of this subclause 4.2, London Business Day means a day on which banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchanges and foreign currency deposits) in London.

5.	NOTIFICATION OF NON-PAYMENT BY THE ISSUERS OR THE GUARANTORS

The Principal Paying Agent shall notify by facsimile each of the other Paying Agents and the Trustee forthwith:

(a)	if it has not by the relevant date specified in subclause 4.1 received unconditionally the full amounts in euros and/or sterling required for the payment; and

(b)	if it receives unconditionally the full amount of any sum due in respect of the Notes or Coupons after such date.

The Principal Paying Agent shall, at the expense of the Issuers or, failing the Issuers, the Guarantors, forthwith upon receipt of any amount as described in subparagraph 5(b), cause notice of that receipt to be published under Condition 17.

6.	DUTIES OF THE PAYING AGENTS

6.1	Subject to the payments to the Principal Paying Agent provided for by clause 4 being duly made and subject to the provisions of clause 7, the Paying Agents shall act as paying agents of the Issuers and/or the Guarantors in respect of the Notes and pay or cause to be paid on behalf of the Issuers and/or the Guarantors, on and after each date on which any payment becomes due and payable, the amounts of principal and/or interest then payable on surrender or, in the case of a Global Note, endorsement, of Notes or Coupons under the Conditions and this Agreement. If any payment provided for by clause 4 is made late but otherwise under the terms of this Agreement the Paying Agents shall nevertheless act as paying agents following receipt by them of payment.

6.2	If default is made by the Issuers and, failing the Issuers, the Guarantors in respect of any payment, unless and until the full amount of the payment has been made under the terms of this Agreement (except as to the time of making the same) or other arrangements satisfactory to the Principal Paying Agent have been made, neither the Principal Paying Agent nor any of the other Paying Agents shall be bound to act as paying agents.

6.3	Without prejudice to subclauses 6.1 and 6.2, if the Principal Paying Agent pays any amounts to the holders of Notes or Coupons or to any other Principal Paying Agent at a time when it has not received payment in full in respect of the Notes in accordance with subclause 4.1 (the excess of the amounts so paid over the amounts so received being the Shortfall), the Issuers (failing which the Guarantors) will, in addition to paying amounts due under subclause 4.1, pay to the Principal Paying Agent on demand interest (at a rate which represents the Principal Paying Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Principal Paying Agent of the Shortfall.

6.4	Whilst any € Notes or £ Notes are represented by a Global Note, all payments due in respect of the € Notes or £ Notes, as applicable, shall be made to, or to the order of, the holder of the relevant Global Note, subject to and in accordance with the provisions of that Global Note. On the occasion of each payment, the Paying Agent to which the Global Note was presented for the purpose of making the payment shall cause the appropriate Schedule to the relevant Global Note to be annotated so as to evidence the amounts and dates of the payments of principal and/or interest as applicable.

6.5	If on presentation of a Note or Coupon the amount payable in respect of the Note or Coupon is not paid in full (otherwise than as a result of withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental changes of whatever nature (Taxes) as permitted by the Conditions) the Paying Agent to whom the Note or Coupon is presented shall procure that the Note or Coupon is enfaced with a memorandum of the amount paid and the date of payment.

7.	TRUSTEE’S REQUIREMENTS REGARDING PAYING AGENTS

At any time after an Event of Default or a Potential Event of Default shall have occurred or the Notes shall otherwise have become due and repayable, subject to the Conditions, or the Trustee shall have received any money which it proposes to pay under clause 13 of the relevant Trust Deed to the Noteholders and/or Couponholders, the Trustee may:

(a)	by notice in writing to the Issuers, the Guarantors, the Principal Paying Agent and the other Paying Agents require the Principal Paying Agent and the other Paying Agents until notified to the contrary and so far as permitted by applicable law pursuant to this Agreement:

(i)	to act thereafter as Principal Paying Agent and Paying Agents respectively of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of the relevant Trust Deed mutatis mutandis on the terms provided in this Agreement (save that the Trustee’s liability under any provision hereof for the indemnification, remuneration and payment of out of pocket expenses of the Paying Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the relevant Trust Deed in relation to the Notes) and thereafter to hold all Notes and Coupons and all sums, documents and records held by them in respect of Notes and Coupons on behalf of the Trustee; or

(ii)	to deliver up all Notes and Coupons and all sums, documents and records held by them in respect of Notes and Coupons to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the relevant Paying Agent is obliged not to release by any law or regulation; and

(b)	by notice in writing to the Issuers and the Guarantors require each of them to make all subsequent payments in respect of the Notes and the Coupons to or to the order of the Trustee and not to the Principal Paying Agent, all in accordance with clause 4.6 of each Trust Deed.

8.	REIMBURSEMENT OF THE PAYING AGENTS

The Principal Paying Agent shall debit the account referred to in clause 4 for all payments made by it under this Agreement and will credit or transfer to the respective accounts of the other Paying Agents the amount of all payments made by them under the Conditions immediately upon notification from them, subject in each case to any applicable laws or regulations.

9.	NOTICE OF ANY WITHHOLDING OR DEDUCTION

If any of the Issuers or the Guarantors is, in respect of any payment in respect of the Notes, compelled or permitted to withhold or deduct any amount for or on account of any Taxes as contemplated by Condition 8 or any undertaking given in addition to or in substitution for Condition 8 of the Notes, such Issuer or, as the case may be, such Guarantor shall give notice to the Principal Paying Agent and the Trustee as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Principal Paying Agent and the Trustee such information as they shall require to enable each of them to comply with the requirement.

10.	DUTIES OF THE PRINCIPAL PAYING AGENT IN CONNECTION WITH OPTIONAL REDEMPTION AND REDEMPTION FOR TAXATION REASONS

10.1	If the Issuers decide to redeem all or some only of the Notes for the time being outstanding under Condition 6, it shall give notice of the decision and of the principal amount of Notes which it has been decided to redeem to the Principal Paying Agent and the Trustee in accordance with the Conditions and the Principal Paying Agent shall so advise the other Paying Agents.

10.2	On behalf of the Issuers, the Principal Paying Agent shall arrange for drawings of the Notes to be carried out, in relation to any partial redemption of the Notes, at a place and in a manner approved by the Trustee and in accordance with the Conditions. The Principal Paying Agent shall notify the Issuers and the Trustee of the date upon which any drawing is to be made.

10.3	The Principal Paying Agent shall before or at the same time as it notifies the Noteholders, notify the Issuers, the Guarantor, the Trustee, the other Paying Agents of the serial numbers of any Notes drawn for redemption and shall notify the other Paying Agents of the date fixed for redemption.

11.	PUBLICATION OF NOTICES

On behalf of and at the request and expense of the Issuers or the Guarantors, the Principal Paying Agent shall cause to be published all notices required to be given by the Issuers and/or the Guarantors under the Conditions. The Issuers or, as the case may be, the Guarantors shall provide the Principal Paying Agent with the final draft of any such notice not less than five business days prior to the publication date.

12.	CANCELLATION OF NOTES AND COUPONS

12.1	All Notes which are surrendered in connection with redemption, (together with all unmatured Coupons attached to or delivered with Notes) and all Coupons which are paid shall be cancelled by the Paying Agent to which they are surrendered. Each of the Paying Agents (other than the Principal Paying Agent) shall give to the Principal Paying Agent details of all payments and exchanges made by it and shall deliver all cancelled Notes and Coupons to the Principal Paying Agent (or as the Principal Paying Agent may specify). Where Notes are purchased by or on behalf of the Issuers, the Guarantors or any of the Guarantors’ other Subsidiaries, the Issuers or, as the case may be, the Guarantors, may procure that the Notes (together with all unmatured Coupons appertaining to those Notes) are promptly cancelled and delivered to the Principal Paying Agent or its authorised agent.

12.2	The Principal Paying Agent or its authorised agent shall (unless otherwise instructed by the Issuers in writing and save as provided in subclause 14.1) destroy all cancelled Notes and Coupons and furnish the Issuers and the Guarantors with a certificate of destruction containing written particulars of the serial numbers of the Notes and the number by maturity date of Coupons so destroyed.

13.	ISSUE OF REPLACEMENT NOTES AND COUPONS

13.1	The Issuers shall, if definitive Notes are issued, cause a sufficient quantity of additional forms of Notes and Coupons to be available, upon request, to the Principal Paying Agent at its specified office for the purpose of issuing replacement Notes or Coupons as provided below.

13.2	The Principal Paying Agent shall, subject to and in accordance with Condition 12 and the following provisions of this clause, cause to be authenticated (in the case only of replacement Notes) and delivered any replacement Notes or Coupons which the Issuers may determine to issue in place of Notes or Coupons which have been mutilated or defaced.

13.3	In the case of such a mutilated or defaced Note, the Principal Paying Agent shall ensure that (unless otherwise covered by such indemnity as the Issuers may require) any replacement Note only has attached to it Coupons corresponding to those attached to the mutilated or defaced Note which is presented for replacement.

13.4	The Principal Paying Agent shall not issue a replacement Note or Coupon unless and until the applicant has:

(a)	paid such expenses and costs as may be incurred in connection with the replacement;

(b)	furnished it with such evidence, indemnity, letter of credit and/or bank guarantee as the Issuers may reasonably require; and

(c)	surrendered the mutilated or defaced Note or Coupon to the Principal Paying Agent.

13.5	The Principal Paying Agent shall cancel mutilated or defaced Notes or Coupons in respect of which replacement Notes or Coupons have been issued pursuant to this clause and all Notes which are so cancelled shall be delivered to the Principal Paying Agent (or as it may specify). The Principal Paying Agent shall furnish the Issuers and the Guarantors with a certificate stating the serial numbers of the Notes or Coupons received by it and cancelled pursuant to this clause and shall, unless otherwise requested by the Issuers or the Guarantors, destroy all those Notes and Coupons and furnish the Issuers and the Guarantors with a destruction certificate containing the information specified in subclause 12.2.

13.6	The Principal Paying Agent shall, on issuing any replacement Note or Coupon, forthwith inform the Issuers and the other Paying Agents of the serial number of the replacement Note or Coupon issued and (if known) of the serial number of the Note or Coupon in place of which the replacement Note or Coupon has been issued. Whenever replacement Coupons are issued under this clause, the Principal Paying Agent shall also notify the other Paying Agents of the maturity dates of the mutilated or defaced Coupons and of the replacement Coupons issued.

13.7	Whenever a Note or Coupon for which a replacement Note or Coupon has been issued and the serial number of which is known is presented to a Paying Agent for payment the relevant Paying Agent shall immediately send notice to the Issuers and (if it is not itself the Principal Paying Agent) the Principal Paying Agent.

14.	RECORDS AND CERTIFICATES

14.1	The Principal Paying Agent shall:

(a)	keep a full and complete record of all Notes and Coupons (other than serial numbers of Coupons) and of their redemption, purchase by or on behalf of the Issuers, the Guarantors or any of the Guarantors’ other Subsidiaries, cancellation, exchange or payment (as the case may be) and of all replacement Notes or Coupons issued in substitution for mutilated or defaced or destroyed Notes or Coupons; and

(b)

in respect of the Coupons of each maturity, retain until the expiry of 10 years from the Relevant Date in respect of such Coupons either all paid or exchanged Coupons of that maturity or a list of the serial numbers of Coupons of that maturity still remaining unpaid and unexchanged. The

Principal Paying Agent shall at all reasonable times make the records and Coupons (if any) available to the Issuers, the Guarantors and the Trustee.

14.2	Whilst the Notes are in definitive form, the Principal Paying Agent shall give to the Issuers, the Guarantors and the Trustee, as soon as possible and in any event within four months after the date of redemption, purchase, payment, exchange or replacement of a Note or Coupon (as the case may be), a certificate stating:

(a)	the aggregate principal amount of Notes which have been redeemed and the aggregate amount in respect of Coupons which have been paid;

(b)	the serial numbers of those Notes;

(c)	the total number of each denomination by maturity date of those Coupons;

(d)	the aggregate principal amounts of Notes (if any) which have been purchased by or on behalf of the Issuers, the Guarantors or any of the Guarantors’ other Subsidiaries and cancelled (subject to delivery of the Notes to the Principal Paying Agent) and the serial numbers of such Notes in definitive form and the total number of each denomination by maturity date of the Coupons attached to or exchanged or surrendered with the purchased Notes;

(e)	the aggregate principal amounts of Notes and the aggregate amounts in respect of Coupons which have been exchanged or surrendered and replaced and the serial numbers of those Notes in definitive form and the total number of each denomination by maturity date of the Coupons surrendered therewith; and

(f)	the total number of each denomination by maturity date of unmatured Coupons missing from Notes in definitive form which have been redeemed or surrendered and replaced and the serial numbers of the Notes in definitive form to which the missing unmatured Coupons appertained.

15.	COPIES OF THE TRUST DEEDS AND THIS AGREEMENT AVAILABLE FOR INSPECTION

The Paying Agents shall hold copies of each Trust Deed and this Agreement and any other documents expressed to be held by them in the Offering Circular dated 21st June, 2005 issued by the Issuers in relation to the Notes, available for inspection by Noteholders and Couponholders. For this purpose, the Issuers and the Guarantors shall furnish the Paying Agents with sufficient copies of each of the documents.

16.	COMMISSIONS AND EXPENSES

16.1	The Issuers or, failing the Issuers, the Guarantors shall pay to the Principal Paying Agent such commissions in respect of the services of the Paying Agents under this Agreement as shall be agreed separately between the Issuers, the Guarantors and the Principal Paying Agent. None of the Issuers and the Guarantors shall be concerned with the apportionment of payment among the Paying Agents.

16.2	The Issuers or, failing the Issuers, the Guarantors shall also pay to the Principal Paying Agent an amount equal to any value added tax which may be payable in respect of the commissions together with all reasonable expenses incurred by the Paying Agents in connection with their services under this Agreement.

16.3	The Principal Paying Agent shall arrange for payment of the commissions due to the other Paying Agents and arrange for the reimbursement of their expenses promptly after receipt of the relevant moneys from the Issuers or the Guarantors.

16.4	At the request of the Principal Paying Agent, the parties to this Agreement may from time to time during the continuance of this Agreement review the commissions agreed initially pursuant to subclause 16.1 with a view to determine whether the parties can mutually agree upon any changes to the commissions.

16.5	All payments by the Issuers or, failing the Issuers, the Guarantors, under this clause shall be made free and clear of, and without withholding or declaration for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event the Issuers, or failing the Issuers, the Guarantors shall pay such additional amounts as will result in receipt by the relevant Paying Agent of such amounts as would have been received by it if no such withholding had been required.

17.	INDEMNITY

17.1	Each of the Issuers or, failing the Issuers, each of the Parent Guarantors undertakes to indemnify each of the Paying Agents against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them may incur or which may be made against any of them as a result of or in connection with the appointment of or the exercise of the powers and duties by any Paying Agent under this Agreement except such as may result from its own default, negligence or bad faith or that of its directors, officers or employees or any of them, or breach by it of the terms of this Agreement.

17.2	Each of the Paying Agents severally undertakes to indemnify the Issuers and the Guarantors against all losses, liabilities, costs, claims,

actions, damages, expenses or demands which any of them may incur or which may be made against any of them as a result of its default, negligence or bad faith or that of its directors, officers or employees or breach by it of the terms of this Agreement.

17.3	The indemnities set out above shall survive any termination of this Agreement.

18.	LIMITATION OF LIABILITY OF WESTFIELD MANAGEMENT LIMITED

18.1	Westfield Management Limited enters into this Agreement only in its capacity as responsible entity and trustee of Westfield Trust (WT) and in no other capacity. A liability arising under or in connection with this Agreement is limited and can be enforced against Westfield Management Limited only to the extent to which it can be satisfied out of property of WT and for which Westfield Management Limited is actually indemnified for the liability. This limitation of Westfield Management Limited’s liability applies despite any other provisions of this Agreement and extends to all liabilities and obligations of Westfield Management Limited in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement, any other document in connection with it, or WT.

18.2	The Paying Agents may not sue Westfield Management Limited in any capacity other than as responsible entity and trustee for WT, including seeking the appointment of a receiver, a liquidator, an administrator or similar person to Westfield Management Limited or prove in any liquidation, administration or arrangement of or affecting Westfield Management Limited.

18.3	The limitation of liability provisions shall not apply to any obligation or liability of Westfield Management Limited to the extent that it is not satisfied because, under this Agreement or any other document in connection with it, or by operation of law, there is a reduction in the extent of Westfield Management Limited’s indemnification out of the assets of WT, as a result of Westfield Management Limited’s fraud, negligence or breach of trust.

18.4	It is also acknowledged that a breach of an obligation imposed on, or a representation or warranty given by, Westfield Management Limited under or in connection with this Agreement or any other document in connection with it will not be considered a breach of trust by Westfield Management Limited unless Westfield Management Limited has acted with negligence, or without good faith, in relation to the breach.

19.	LIMITATION OF LIABILITY OF WESTFIELD AMERICA MANAGEMENT LIMITED

19.1	Westfield America Management Limited enters into this Agreement only in its capacity as responsible entity and trustee of Westfield America Trust (WAT) and in no other capacity. A liability arising under or in connection with this Agreement is limited and can be enforced against Westfield America Management Limited only to the extent to which it can be satisfied out of property of WAT and for which Westfield America Management Limited is actually indemnified for the liability. This limitation of Westfield America Management Limited’s liability applies despite any other provisions of this Agreement and extends to all liabilities and obligations of Westfield America Management Limited in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement, any other document in connection with it, or WAT.

19.2	The Paying Agents may not sue Westfield America Management Limited in any capacity other than as responsible entity and trustee for WAT, including seeking the appointment of a receiver, a liquidator, an administrator or similar person to Westfield America Management Limited or prove in any liquidation, administration or arrangement of or affecting Westfield America Management Limited.

19.3	The limitation of liability provisions shall not apply to any obligation or liability of Westfield America Management Limited to the extent that it is not satisfied because, under this Agreement or any other document in connection with it, or by operation of law, there is a reduction in the extent of Westfield America Management Limited’s indemnification out of the assets of WAT, as a result of Westfield America Management Limited’s fraud, negligence or breach of trust.

19.4	It is also acknowledged that a breach of an obligation imposed on, or a representation or warranty given by, Westfield America Management Limited under or in connection with this Agreement or any other document in connection with it will not be considered a breach of trust by Westfield America Management Limited unless Westfield America Management Limited has acted with negligence, or without good faith, in relation to the breach.

20.	REPAYMENT BY PRINCIPAL PAYING AGENT

Sums paid by or by arrangement with the Issuers or the Guarantors to the Principal Paying Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuers or the Guarantors unless and until any Note or Coupon becomes void under the provisions of Condition 11 but in that event the Principal Paying Agent shall forthwith repay to the Issuers or, if so directed by the Issuers, to the Guarantors sums equivalent to the amounts which would otherwise have been payable in respect of the relevant Note or Coupon.

21.	CONDITIONS OF APPOINTMENT

21.1	Save as provided in clause 7 and in subclause 21.3 of this clause, the Principal Paying Agent shall be entitled to deal with money paid to it by the Issuers or the Guarantors for the purposes of this Agreement in the same manner as other money paid to a banker by its customers and shall not be liable to account to the Issuers or the Guarantors for any interest or other amounts in respect of the money. No money held by any Paying Agent need be segregated except as required by law.

21.2	Save as provided in clause 7, in acting under this Agreement and in connection with the Notes and the Coupons the Paying Agents shall act solely as agents of the Issuers and the Guarantors and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes or the Coupons.

21.3	No Paying Agent shall exercise any right of set-off or lien or combination of accounts against any of the Issuers, any of the Guarantors or any holders of Notes or Coupons in respect of any moneys payable to or by it under the terms of this Agreement.

21.4	Except as otherwise permitted in the Conditions or as ordered by a court of competent jurisdiction or required by law or otherwise instructed by the Issuers or the Guarantors with the approval of the Trustee, each of the Paying Agents shall be entitled to treat the holder of any Note or Coupon as the absolute owner for all purposes (whether or not the Note or Coupon shall be overdue and notwithstanding any notice of ownership or other writing on the Note or Coupon or any notice of previous loss or theft of the Note or Coupon).

21.5	The Paying Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Notes and no implied duties or obligations shall be read into this Agreement or the Notes against the Paying Agents other than the duty to act honestly and in good faith and to exercise the diligence of a reasonably prudent agent in comparable circumstances.

21.6	The Principal Paying Agent may consult with legal and other professional advisers and the opinion of the advisers shall be full and complete protection in respect of action taken, omitted or suffered under this Agreement in good faith and in accordance with the opinion of the advisers.

21.7

Each of the Paying Agents shall be protected and shall incur no liability for or in respect of action taken, omitted or suffered in reliance upon any written instruction, request or order from the Issuers or the Guarantors, the Trustee or any document which it reasonably believes to be genuine and to have been delivered by the proper party or parties or upon written instructions from the Issuers, the Guarantors or the Trustee.

21.8	Any of the Paying Agents, their officers, directors or employees may become the owner of, or acquire any interest in, Notes or Coupons with the same rights, that it or he would have if the Paying Agent concerned were not appointed under this Agreement, and may engage or be interested in any financial or other transaction with the Issuers, the Guarantors or the Trustee, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or other obligations of the Issuers or the Guarantors, as freely as if the Paying Agent were not appointed under this Agreement.

21.9	The Principal Paying Agent shall not be under any obligation to take any action under this Agreement which it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.

22.	COMMUNICATION WITH PAYING AGENTS

A copy of all communications relating to the subject matter of this Agreement between the Issuers, the Guarantors or the Trustee and any of the Paying Agents other than the Principal Paying Agent shall be sent to the Principal Paying Agent.

23.	TERMINATION OF APPOINTMENT

23.1	The Issuers and the Guarantors may, with the prior written approval of the Trustee, terminate the appointment of any Paying Agent at any time and/or appoint additional or other Paying Agents by giving to the Paying Agent whose appointment is concerned and, where appropriate, the Principal Paying Agent at least 90 days’ prior written notice to that effect provided that so long as any of the Notes is outstanding:

(a)	the notice shall not expire less than 45 days before any due date for the payment of interest; and

(b)	notice shall be given under Condition 17 at least 30 days before the removal or appointment of a Paying Agent.

23.2

Notwithstanding the provisions of subclause 23.1, if at any time a Paying Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a public officer takes charge or control of the Paying Agent or of its property or affairs for the purpose of rehabilitation, administration or liquidation, the Issuers and/or the Guarantors may forthwith without notice terminate the appointment of the Paying Agent, in which event notice shall be given to the Noteholders under Condition 17 as soon as is practicable.

23.3	The termination of the appointment of a Paying Agent under this Agreement shall not entitle the Paying Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

23.4	All or any of the Paying Agents may resign their respective appointments under this Agreement at any time by giving to the Issuers, the Guarantors and, where appropriate, the Principal Paying Agent at least 90 days’ prior written notice to that effect provided that, so long as any of the Notes is outstanding, the notice shall not expire less than 45 days before any due date for the payment of interest. Following receipt of a notice of resignation from a Paying Agent, the Issuers or, failing the Issuers, the Guarantors shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Noteholders under Condition 17. If the Principal Paying Agent shall resign or be removed pursuant to subclauses 23.1 or 23.2 above or in accordance with this subclause 23.4, the Issuers and the Guarantors shall promptly and in any event within 30 days appoint a successor approved by the Trustee (such approval not to be unreasonably withheld or delayed). If the Issuers and the Guarantors fail to appoint a successor within such period, the Principal Paying Agent may select a leading bank approved by the Trustee (such approval not to be unreasonably withheld or delayed) to act as Principal Paying Agent hereunder and the Issuers and the Guarantors shall appoint that bank as the successor Principal Paying Agent.

23.5	Notwithstanding the provisions of subclauses 23.1, 23.2 and 23.4, so long as any of the Notes is outstanding, the termination of the appointment of a Paying Agent (whether by the Issuers and the Guarantors or by the resignation of the Paying Agent) shall not be effective unless upon the expiry of the relevant notice there is:

(a)	a Principal Paying Agent;

(b)	Paying Agents having specified offices in at least two major European cities approved by the Trustee (including London, so long as the Notes are listed on the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 and admitted to trading on the London Stock Exchange plc’s market for listed securities and Dublin (or such other place as the Irish Stock Exchange may approve), so long as the Notes are admitted to the official list of the Irish Stock Exchange); and

(c)	a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

23.6	Any successor Paying Agent shall execute and deliver to its predecessor, the Issuers, the Guarantors and, where appropriate, the Principal Paying Agent an instrument accepting the appointment under this Agreement, and the successor Paying Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the predecessor with like effect as if originally named as a Paying Agent.

23.7	If the appointment of a Paying Agent under this Agreement is terminated (whether by the Issuers and the Guarantors or by the resignation of the Paying Agent), the Paying Agent shall on the date on which the termination takes effect deliver to its successor Paying Agent (or, if none, the Principal Paying Agent) all Notes and Coupons surrendered to it but not yet destroyed and all records concerning the Notes and Coupons maintained by it (except such documents and records as it is obliged by law or regulation to retain or not to release) and pay to its successor Paying Agent (or, if none, to the Principal Paying Agent) the amounts (if any) held by it in respect of Notes or Coupons which have become due and payable but which have not been presented for payment, but shall have no other duties or responsibilities under this Agreement.

23.8	If the Principal Paying Agent or any of the other Paying Agents shall change its specified office, it shall give to the Issuers, the Guarantors, the Trustee and, where appropriate, the Principal Paying Agent not less than 45 days’ prior written notice to that effect giving the address of the new specified office which shall be in the same city and stating the date on which such change is to take effect. As soon as practicable thereafter and in any event at least 30 days before the change, the Principal Paying Agent shall give to the Noteholders on behalf of the Issuers or, failing the Issuers, the Guarantors notice of the change and the address of the new specified office under Condition 17.

23.9	A corporation into which any Paying Agent for the time being may be merged or converted or a corporation with which the Paying Agent may be consolidated or a corporation resulting from a merger, conversion or consolidation to which the Paying Agent shall be a party (a successor corporation) shall, to the extent permitted by applicable law, become the successor Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, provided always that where not so permitted by applicable law, such successor corporation shall execute an instrument accepting the appointment under this Agreement pursuant to clause 23.6. Written notice of any merger, conversion or consolidation shall forthwith be given to the Issuers, the Guarantors, the Trustee and, where appropriate, the Principal Paying Agent.

24.	MEETINGS OF NOTEHOLDERS

24.1	The provisions of Schedule 6 to each Trust Deed shall apply to meetings of the respective Noteholders and shall have effect in the same manner as if set out in this Agreement.

24.2	Without prejudice to subclause 24.1, each of the Paying Agents shall, on the request of any holder of Notes, issue Voting Certificates and Block Voting Instructions together, if so required by the Trustee, with reasonable proof satisfactory to the Trustee of their due execution on behalf of the Paying Agent under the provisions of Schedule 6 to each Trust Deed and shall forthwith give notice to the Issuers and the Trustee of any revocation or amendment of a Voting Certificate or Block Voting Instruction. Each Paying Agent shall keep a full and complete record of all Voting Certificates and Block Voting Instructions issued by it and shall, not less than 24 Hours before the time appointed for holding any meeting or adjourned meeting, deposit at such place as the Trustee shall designate or approve full particulars of all Voting Certificates and Block Voting Instructions issued by it in respect of any meeting or adjourned meeting.

25.	DEFINITIONS

As used herein:

(a)	the expression Trustee means and includes any trustee or trustees of the Trust Deeds;

(b)	the expressions Principal Paying Agent and Paying Agents mean and include each Principal Paying Agent and Paying Agent from time to time appointed to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent and Paying Agents and notified to the Noteholders in accordance with clause 23; and

(c)	the expression specified office means the offices specified in clause 26 or such other specified offices as may from time to time be duly notified pursuant to that clause.

26.	NOTICES

Any notice required to be given under this Agreement to any of the parties shall be in English and shall delivered in person, sent by pre-paid post (first class if inland, first class airmail if overseas) or by facsimile addressed to:

The Issuers:	c/o Westfield Holdings Limited
Level 24
Westfield Towers
100 William Street
Sydney NSW 2011
Australia

	Facsimile No:	+61 2 9357 7131

	(Attention:	The Company Secretary)

The Guarantors:	c/o Westfield Holdings Limited
Level 24
Westfield Towers
100 William Street
Sydney NSW 2011
Australia

	Facsimile No:	+61 2 9357 7131

	(Attention:	The Company Secretary)

The Trustee:	Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB

	Facsimile No:	+44 20 7547 5782

	(Attention:	The Managing Director)

The Principal Paying Agent:	Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB

	Facsimile No:	+44 20 7547 5782

	(Attention:	Corporate Trust and
Agency Services)

The Irish Paying Agent:	Deutsche International Services (Ireland)
Limited

	Telex No:	+ 353 1 6806000
	Facsimile No:	+ 353 1 6806050

	(Attention:	Directors)

or such other address of which notice in writing has been given to the other parties to this Agreement under the provisions of this clause.

Any such notice shall take effect, if delivered in person, at the time of delivery, if sent by post, three days in the case of inland post or seven days in the case of overseas post after despatch, and, in the case of telex or facsimile, 24 hours after the time of despatch, provided that in the case of a notice given by telex or facsimile transmission such notice shall forthwith be confirmed by post. The failure of the addressee to receive such confirmation shall not invalidate the relevant notice given by telex or facsimile.

27.	TAXES AND STAMP DUTIES

Each of the Issuers or, failing the Issuers, each of the Guarantors agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Paying Agent.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

29.	DESCRIPTIVE HEADINGS

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

30.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

30.1	The provisions of this Agreement are governed by, and shall be construed in accordance with, English law.

30.2	All parties agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and accordingly submit to the exclusive jurisdiction of the courts of England.

30.3	Each of the Issuers and the Guarantors waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

30.4	Each of the Issuers and the Guarantors irrevocably and unconditionally appoints Westfield Shoppingtowns Limited at its registered office for the time being, as its agent for service of process in England in respect of any suit, action or proceeding arising out of or in connection with this Agreement and undertakes that in the event of it ceasing so to act it will appoint such other person as the Trustee may approve as its agent for that purpose.

30.5	Each of the Issuers and the Guarantors:

(a)	agrees to procure that, so long as any of the Notes remain liable to prescription, there shall be in force an appointment of such a person approved by the Trustee (such approval not to be unreasonably withheld or delayed) with an office in London with authority to accept service as aforesaid;

(b)	agrees that failure by any such person to give notice of such service of process to the Issuers or the Guarantors shall not impair the validity of such service or of any judgment based thereon; and

(c)	agrees that nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

31.	AMENDMENTS

This Agreement may be amended by all of the parties, without the consent of any Noteholder or Couponholder, either:

(a)	for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained in this Agreement; or

(b)	in any other manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not, in the opinion of the Trustee, be materially prejudicial to the interests of the Noteholders.

32.	THIRD PARTY RIGHTS

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of any person which exists apart from that Act.

33.	U.S. RESTRICTIONS AND RELATED PROVISIONS

The Paying Agents shall not make payments with respect to the Notes or the Coupons to an address or a bank account maintained within the United States or any of its possessions; neither the Notes nor the Coupons may be presented for payment within the United States or any of its possessions; and demand for payment under the Notes or the Coupons may not be made within the United States or any of its possessions. Neither of the Paying Agents may be a United States person or act through an office located in the United States or any of its possessions.

Terms used in this clause 33 and not defined herein have the meanings given to them by the U.S. Internal Revenue Code and Treasury Regulations thereunder, including the Treasury Regulations Section 1.163-5.

SIGNED by each of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SIGNATORIES

WT FINANCE (AUST) PTY LIMITED WESTFIELD EUROPE FINANCE PLC WEA FINANCE LLC

By:	/s/ Domenic Panaccio as ATTORNEY UNDER POWER OF ATTORNEY

WESTFIELD HOLDINGS LIMITED
WESTFIELD MANAGEMENT LIMITED, in its capacity as responsible entity and trustee of WESTFIELD TRUST
WESTFIELD AMERICA MANAGEMENT LIMITED, in its capacity as responsible entity and trustee of WESTFIELD AMERICA TRUST

By:	/s/ Domenic Panaccio as ATTORNEY UNDER POWER OF ATTORNEY

WESTFIELD FINANCE (AUST) LIMITED (WFA) WESTFIELD CAPITAL CORPORATION LIMITED (WCC) WCI FINANCE LLC (WCIF)
WT FINANCE (NZ) LIMITED (WTFNZ) WESTFIELD TRUST (NZ) LIMITED (WTNZ) WESTFIELD FINANCE (NZ) LIMITED (WFNZ)
WFA FINANCE (AUST) PTY LIMITED (WFAF)

By:	/s/ Domenic Panaccio as ATTORNEY UNDER POWER OF ATTORNEY

DEUTSCHE TRUSTEE COMPANY LIMITED

By:	/s/ C Rakestrow	/s/ C A Morris

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ C Rakestrow	/s/ C A Morris

DEUTSCHE INTERNATIONAL SERVICES (IRELAND) LIMITED

By:	/s/ Jason Misoky	/s/ C Rakestrow
	Attorney	Attorney